Exhibit 99.1

STONE ENERGY CORPORATION

Announces Apparent High Bid on 11 Gulf of Mexico Blocks

LAFAYETTE, LA. March 21, 2013

Stone Energy Corporation (NYSE: SGY) today announced the results of its participation in the Outer Continental Shelf Lease Sale 227 held Wednesday, March 20, 2013 by the Bureau of Ocean Energy Management (“BOEM”) in New Orleans covering available blocks in the Central Gulf of Mexico. Stone submitted the apparent high bid (“AHB”) on 11 offshore blocks. Stone’s share of the lease bonuses for the 11 AHBs totaled approximately $38.4 million. The lease acquisitions are expected to add approximately 62,732 gross acres and 46,796 net acres to Stone’s leasehold inventory. The AHBs are subject to a review process by the BOEM before they can be awarded.

The AHB on each block is indicated below:

Block	AHB	SGY WI%	SGY Share
Green Canyon 865*	$3,597,025	100%	$3,597,025
Green Canyon 991*	12,152,021	50%	6,076,011
Green Canyon 992*	8,152,021	50%	4,076,011
Mississippi Canyon 71*	5,905,021	100%	5,905,021
Mississippi Canyon 197*	689,970	100%	689,970
Mississippi Canyon 198*	689,970	100%	689,970
Mississippi Canyon 210*	3,955,555	100%	3,955,555
Mississippi Canyon 303*	2,755,000	50%	1,377,500
Mississippi Canyon 389*	2,605,555	33%	868,519
Ship Shoal 92	209,555	100%	209,555
Viosca Knoll 959*	27,309,190	40%	10,923,676

			$38,368,813

*	Indicates deep water block

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-2072 fax or via e-mail at CFO@StoneEnergy.com.